EXHIBIT 4.2

NOTICE OF GRANT OF [INCENTIVE/NON-QUALIFIED] STOCK OPTION AWARD

AVID BIOSERVICES, INC.
2018 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Avid Bioservices, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2018 Omnibus Incentive Plan (the “Plan”), to the Grantee designated in this Notice of Grant of [Incentive/Non-Qualified] Stock Option Award (the “Notice”) an option to purchase the number of shares of Common Stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (“Terms”), and together with the Notice, the “Agreement”). The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee: [__________]	Type of Option: [Incentive/Non-Qualified] Stock Option
Exercise Price per Share: $____	Date of Grant: ____________
Total Number of Shares Granted: _______	Expiration Date: ____________
Vesting Schedule: The Stock Option will vest and become exercisable in accordance with the following schedule:
Vesting Date	Number of Shares Vested and Exercisable

[Insert schedule – time based or performance based]

Only a whole number of Shares will become vested and exercisable as of any given vesting date. If the number of Shares determined as of a vesting date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward. No Shares shall become earned and vested following Grantee’s Separation from Service, except as expressly provided in the Terms below, as applicable, or as otherwise provided pursuant to the terms of the Plan. Refer to Section 15.3 of the Plan in the event of the occurrence of a Change in Control.

In no event may this STOCK Option be exercised after the Expiration Date as provided above.

Grantee acknowledges and agrees that by clicking the “ACCEPT” button on the corresponding on-line grant acceptance response page, it will act as Grantee’s electronic signature to this Agreement and will constitute Grantee’s acceptance of and agreement with all of the terms and conditions of the Award, as set forth in the Agreement and the Plan.

Avid Bioservices, Inc. /s/ Daniel R. Hart Chief Financial Officer

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TERMS AND CONDITIONS OF STOCK OPTION AWARD

1.	Grant of Stock Option.

(a)          The Stock Option Award (the “Award”) granted by Avid Bioservices, Inc. (the “Company”) to the Grantee specified in the Notice of Grant of [Incentive/Non-Qualified] Stock Option Award (the “Notice”) to which these Terms and Conditions of Stock Option Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. Together, the Notice and these Terms constitute the “Agreement.” A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

(b)          The Board has approved an award of a Stock Option to the Grantee with respect to a number of Shares of Common Stock as set forth in the Notice, conditioned upon the Grantee’s acceptance of the provisions set forth in the Notice and these Terms.

(c)          If designated in the Notice as an Incentive Stock Option (“ISO”), this Stock Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that the Stock Option fails to meet the requirements of an ISO under Section 422 of the Code, this Stock Option shall be treated as a Non-qualified Stock Option (“NSO”).

(d)          The Company intends that this Stock Option not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed. Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2.	Exercise of Stock Option.

(a)          Right to Exercise. This Stock Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Agreement. No Shares shall be issued pursuant to the exercise of the Stock Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the Stock Option is exercised with respect to such Shares. Until such time as the Stock Option has been duly exercised and Shares have been delivered, the Grantee shall not be entitled to exercise any voting rights with respect to such Shares and shall not be entitled to receive dividends or other distributions with respect thereto.

(b)          Method of Exercise. The Grantee may exercise the Stock Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) which shall state the election to exercise the Stock Option, the number of Shares with respect to which the Stock Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised, in the manner provided in Section 3 below. This Stock Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

3.	Method of Payment. If the Grantee elects to exercise the Stock Option by submitting an Exercise Notice under Section 2(b) of this Agreement, payment of the aggregate Exercise Price shall be made by any of the following, or a combination thereof, at the election of the Grantee:

(a)          cash or certified check;

(b)          under the “Cashless Exercise” provision in Section 11.3 of the Plan;

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(c)          surrender of other shares of Stock owned by the Grantee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares and any applicable withholding; or

(d)          any other consideration that the Board deems appropriate and in compliance with applicable law.

4.	Non-Transferability of Stock Option. This Stock Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

5.	Term of Stock Option. This Stock Option may be exercised only within the term set out in the Notice, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

6.	Exercise Following Separation from Service.

(a)          Following a Separation from Service, other than due to Grantee’s death or permanent disability, any non-vested portion of the Stock Option expires immediately upon such Separation from Service and any vested portion of the Stock Option remains exercisable for three (3) months following such Separation from Service.

(b)          Following a Separation from Service due to Grantee’s death or permanent disability, any non-vested portion of the Stock Option expires immediately upon such Separation from Service and any vested portion of the Stock Option remains exercisable for twelve (12) months following such Separation from Service.

7.	Withholding.

(a)          Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or exercise of the Stock Option or the subsequent sale of Shares acquired upon exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b)          Prior to exercise of the Stock Option, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all minimum withholding obligations of the Company. In this regard, the Grantee authorizes the Company to withhold all applicable minimum Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or from proceeds of the sale of the Shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of Shares that the Grantee acquires to meet the minimum withholding obligation for Tax-Related Items, and/or (ii) withhold Shares otherwise issuable upon exercise of the Stock Option, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, the Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver Shares upon exercise of the Stock Option if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 6.

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(c)          If the Grantee makes any disposition of Shares delivered pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, the Grantee shall notify the Company of such disposition within ten days of such disposition.

8.	Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

9.	Regulatory Limitations on Exercises. Notwithstanding the other provisions of this Agreement, the Board shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending the exercise of the Stock Option and the tolling of any applicable exercise period during such suspension) on the issuance of Stock with respect to this Stock Option unless and until the Board determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Board has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

10.	Miscellaneous.

(a)          Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)          Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)          Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d)          Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)          Governing Law. This Agreement shall be interpreted, construed and administered in accordance with the laws of the State of California as they apply to contracts made, delivered and performed in the State of California. Any dispute arising hereunder shall be resolved by binding arbitration before the American Arbitration Association under its Commercial Arbitration Rules before a single arbitrator. The parties will mutually determine the arbitrator from a list of arbitrators obtained from the American Arbitration Association office located in Orange County, California. If the parties are unable to agree on the arbitrator, the arbitrator will be selected by the American Arbitration Association with a preference for selecting a retired federal district judge or state superior court judge as the arbitrator.

(f)          Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in Orange County, California and no other venue.

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(g)          Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(h)          Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.

(i)          No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Grantee’s employment or service at any time.

(j)          Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(k)          Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) the Company’s Clawback Policy, as in effect from time to time, all to the extent determined by the Committee to be applicable to the Grantee.

(l)          Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(m)          Restrictive Covenants. If the Grantee is subject to any employment-related covenants (including covenants regarding non-competition, non-solicitation of customers/employees and preservation of confidential information) under any agreement with the Company or any Subsidiary, the vesting and receipt of benefits under this Award is specifically conditioned on the Grantee’s compliance with such covenants. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that the Grantee has materially breached any such covenants, the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and (ii) recover from the Grantee in its sole discretion some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) paid to the Grantee pursuant to this Agreement. The Grantee recognizes that if the Grantee breaches any such covenants, the losses to the Company and/or its Subsidiaries may amount to the full value of any shares of Stock paid to the Grantee pursuant to this Agreement.